Exhibit 99.(D)(16)

APPENDIX A

TO

SUB-ADVISORY AGREEMENT

 Effective as of May 27th, 2025

 FUNDS FOR WHICH NEWTON INVESTMENT MANAGEMENT NORTH AMERICA, LLC ACTS AS SUB-ADVISER

ALTERNATIVE FUNDS

WisdomTree Managed Futures Strategy Fund

WisdomTree Equity Premium Income Fund (formerly known as WisdomTree CBOE S&P 500 PutWrite Strategy Fund)

WisdomTree Enhanced Commodity Strategy Fund

WisdomTree Target Range Fund

WisdomTree Inflation Plus Fund

The Investment Adviser hereby appoints Newton Investment Management North America, LLC, and Newton Investment Management North America, LLC hereby accepts appointment, as the Sub-Adviser for the Fund(s) set forth above.

[INTENTIONALLY OMITTED]

WISDOMTREE ASSET MANAGEMENT, INC.

By: /s/ Jonathan Steinberg

Name: Jonathan Steinberg

Title: CEO

NEWTON INVESTMENT MANAGEMENT NORTH AMERICA, LLC

By: /s/ Michael Gemano

Name: Michael Germano
Title: CEO